Stock  Purchase Agreement

THIS AGREEMENT is made and entered into this 19th day of July, 2010, by and between  John F. Passalaqua, whose address is 4055 Wetzel Road Liverpool, NY 13090 (the "Seller"), and Joseph C. Passalaqua (the “Buyer”).

WHEREAS, Buyer desires to purchase the Securities (as hereinafter defined) and the Seller desires to sell the Securities, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Shares, it is hereby agreed as follows:

1.
Purchase and Sale.  Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, Seller shall sell, convey, transfer, and deliver to Buyer one or more stock certificates representing 2,702,386 shares (the “Securities”), and Buyer shall purchase from Seller the Securities in consideration of the purchase price set forth in this Agreement. Buyer will purchase from Seller securities for $20,000 Dollars.

2.	Representations and Warranties of Buyer. Buyer hereby warrants and represents:

a.
The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly authorized. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the individual Buyer is a party or by which any of the individual Buyer is bound.

b.
Buyer acknowledges that it is aware that the purchase of the Securities involves a high degree of risk, and further acknowledges that it is acquiring the Securities after adequate investigation of the business and prospects of the Company through an examination of all periodic reports and other filings of the Company made pursuant to and in accordance with the provisions the Securities Exchange Act of 1934.

c.	By execution of this Agreement, Buyer hereby represents that:

i.	It is an "Accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Action of 1933;

ii.
It has knowledge and experience in financial and investment matters, is familiar with investments of the type represented by the Securities, and is capable of evaluating the merits and risks associated with purchase of the Securities;

iii.
In evaluating the merits of the purchase of the Securities, the Buyer has relied solely on its own investigation concerning the Company and has not relied upon any representations provided by the Seller or by Company, its officers, directors. agents, employees, or representatives; and

iv.
Buyer has adequate worth and means of providing for its current needs and contingencies, has no need fur liquidity with respect to this investment and is able to sustain a complete loss of the investment.

3.	Representations and Warranties of Seller. Seller hereby warrants and represents:

a.
Restrictions on Shares. (i) The Seller is not a party to any agreement, written or oral, creating rights in respect to the stock in any third person, (ii) Seller is the lawful owner of the Shares, free and clear of all security interests, liens, encumbrances, equities and other charges.

4.
Representations and Warranties of Seller and Buyer. Seller and Buyer hereby present and warrant that there has been no act or omission by Seller or Buyer that would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5.	General Provisions.

a.
Entire Agreement. This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the patties hereto with respect to the subject matter hereof.

b.	Binding Effect. This Agreement shall be binding upon, arid inure to the benefit of, the parties hereto and their respective heirs, representatives, successors, and assigns.

c.	Governing Law. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of New York,

d.
Attorneys Fees. Costs. In the event that litigation results from or arises out of this Agreement, the Note, the Release and Indemnity Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

e.	Sections and Other Heading. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

f.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, notwithstanding the fact that all parties are not signatory to the same original or counterpart. For purposes of execution of this Agreement, facsimile signatures shall he treated as originals.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures on the date first written above.

Seller:	Buyer:
/s/ John F Passalaqua	/s/ Joseph C Passalaqua
By: John F. Passalaqua	By: Joseph C. Passalaqua